EXHIBIT 99.2

[Company Logo]	Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 880-6500

Enterprise Reports Third Quarter 2003 Results

        Houston, Texas (Monday, November 3, 2003) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three and nine months ended September 30, 2003.

        Enterprise reported adjusted net income for the third quarter of 2003 of $19.2 million, or $0.07 per unit, in line with the Partnership’s earnings guidance issued on October 9, 2003. Adjusted net income for the third quarter of 2003 excludes a non-cash charge of $22.5 million for the impairment of the book value of the Partnership’s ownership interest in an octane enhancement production facility. Including this charge, Enterprise reported a net loss for the third quarter of 2003 of $3.3 million, or a loss of $0.04 per unit, compared to net income of $34.9 million, or $0.18 per unit on a fully diluted basis, for the third quarter of 2002.

        For the first nine months of 2003, excluding the impairment charge incurred in the third quarter, adjusted net income was $92.8 million, or $0.39 per unit. Including the impairment charge, reported net income was $70.3 million, or $0.28 per unit on a fully diluted basis, versus reported net income of $40.0 million, or $0.19 per unit, for the same period in 2002.

        Distributable Cash Flow for the third quarter of 2003 was $41.5 million compared to $60.6 million in the third quarter of 2002. For the first nine months of 2003, Distributable Cash Flow was $200.0 million versus Distributable Cash Flow of $136.5 million for the comparable period in 2002.

        “As we previously announced, the third quarter was a difficult quarter for our partnership due to weak demand for ethane (the most prevalent NGL product) as a result of the prolonged recession in the manufacturing sector and higher natural gas prices,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “We believe business conditions hit a low point in June and July and the improvement we saw in August and September has continued into October and November.”

        “It appears that demand for ethane by the petrochemical industry bottomed out in June and July at an average of 574,000 barrels per day, which was 23% below the five-year average of 750,000 barrels per day. Average demand for August, September and October has increased to approximately 700,000 barrels per day. As a result of increased demand for ethane and a moderation in natural gas prices, the indicative gross processing spread on the U.S. Gulf Coast for the month of October averaged approximately $0.15 per gallon,” stated Andras.

        “We are encouraged by the improvements we have seen in our businesses over the last few months. While we have not yet returned to a normalized level of business activity, we do believe our partnership’s financial results will improve with the overall growth in the U.S. economy and the manufacturing sector. Our focus is to manage through the short-term challenges associated with this business cycle while positioning our partnership to benefit from future growth opportunities that will create long-term value for our partnership and an attractive total return for our investors,” said Andras.

        Enterprise reported revenue of $1.2 billion for the third quarter of 2003 compared to $943.3 million of revenue for the same period of last year. Gross operating margin for the third quarter of 2003 was $68.5 million, which includes the $22.5 million non-cash impairment charge related to the octane enhancement facility. Gross operating margin for the third quarter of 2002 was $107.2 million. Operating income for the third quarter of 2003 was $30.6 million, which also includes the $22.5 million impairment charge. Operating income was $68.3 million for the third quarter of 2002.

        “Our financial results for the third quarter of 2003 were primarily affected by lower volumes and gross operating margin from our Mid-America and Seminole pipelines; lower unit margins in our NGL marketing business and lower gross operating margin from natural gas processing activities,” stated Andras.

        Pipelines – Gross operating margin from the Pipeline segment for the third quarter of 2003 increased to $66.6 million compared to $63.9 million for the same period in 2002. Net Pipeline segment volumes during the third quarter of 2003 were 1,678,000 equivalent barrels per day (“BPDE”) compared to 1,682,000 BPDE for the third quarter of 2002.

        The increase in gross operating margin was primarily due to a 141,000 barrel per day (“BPD”) aggregate increase in NGL import volumes during the third quarter of 2003, which utilized Enterprise’s import facility on the Houston Ship Channel and the related Channel pipeline system. Volumes also increased by 38,000 BPD on the Louisiana Pipeline System and 25,000 BPD on the Port Neches isobutane pipeline we acquired in March 2003.

        Gross operating margin from the Mid-America and Seminole pipelines for the third quarter of 2003 increased by $2.6 million to $32.7 million on aggregate volume of 735,000 BPD. Gross operating margin from these pipelines for the two months that Enterprise owned them during the third quarter of 2002 was $30.1 million on aggregate volume of 868,000 BPD. Volumes and gross operating margin for the third quarter of this year were less than normal due to weak demand for NGLs and poor processing economics for most of the quarter, which caused natural gas processing plants in the Rocky Mountains to reduce the amount of ethane extracted. This resulted in lower transportation volumes on both the Mid-America and Seminole pipeline systems.

        Gross operating margin on the Mid-America pipeline was also reduced for expenses associated with pipeline integrity work. Pipeline integrity expense during the third quarter of 2003 was approximately $1.7 million and is expected to be approximately $4.6 million in the fourth quarter of 2003.

        Fractionation – Gross operating margin for the Fractionation segment was $30.6 million for the third quarter of 2003 compared to $34.6 million for the third quarter of 2002. The decrease in the gross operating margin for the segment was primarily due to lower unit margins and a slight decrease in volumes from Enterprise’s propylene fractionation business due to weak demand for polymer-grade propylene and higher operating costs.

        Increases in unit margins and volumes at Enterprise’s Mont Belvieu NGL fractionator and in-kind fractionation fees and volumes at the Partnership’s Norco NGL fractionator offset a decrease in gross operating margin from the partnership’s remaining NGL fractionators due to a decrease in volumes.

        Overall, NGL fractionation volumes decreased by approximately 14,000 BPD to 233,000 BPD reflecting weak demand for NGLs and below average natural gas processing economics that reduced the amount of NGLs extracted from natural gas and available for fractionation.

        The butane isomerization business benefited from an increase in unit margins that more than offset the effect of a decrease in volumes. Butane isomerization volumes for the third quarter of 2003 were 77,000 BPD compared to 88,000 BPD in the same quarter of 2002.

        Processing – Gross operating margin for the Processing segment was a loss of $6.9 million for the third quarter of 2003 compared to gross operating margin of $8.4 million for the third quarter of 2002. Gross operating margin from NGL marketing and support activities in the third quarter of 2003 decreased by approximately $7.9 million from the same period in 2002. This decrease was primarily due to lower sales margins.

        Gross operating margin from natural gas processing was $1.6 million, a decrease of $7.3 million compared to the third quarter of last year. This decrease was due to depressed processing economics early in the current quarter as a result of weak demand for NGLs and higher gas prices. Gross processing spreads on the Gulf Coast for the third quarter of 2003 averaged approximately $0.09 per gallon compared to $0.13 per gallon during the third quarter of 2002. Equity NGL production for the third quarter of 2003 was 57,000 BPD compared to 78,000 BPD in the third quarter of 2002 due to the weaker processing economics in the third quarter of 2003.

        Effective August 1, 2003, approximately 200 million cubic feet per day of natural gas production volume flowing into the partnership’s facilities for processing, or approximately 10% of the total amount of gas processed by Enterprise, that had been historically processed under keepwhole arrangements was converted to fee-based arrangements. Under the fee-based processing arrangements, Enterprise receives a tolling fee based on the volume of gas processed, does not earn title to the NGLs extracted and does not bear the economic cost of plant fuel to process the gas.

        Enterprise processes approximately 2.1 billion cubic feet of gas per day. For the remainder of 2003 and for 2004, we estimate that approximately 49% of this gas will be processed under a margin band agreement with Shell; approximately 40% will be processed under percent-of-liquids arrangements; 10% under fee-based agreements and 1% under legacy keepwhole arrangements.

        Octane Enhancement – Gross operating margin for the Octane Enhancement segment for the third quarter of 2003 was a loss of $21.2 million, which includes the non-cash impairment charge of $22.5 million. This compares to gross operating margin of $1.2 million for the same period last year.

        Enterprise’s octane enhancement facility currently produces MTBE, a high-octane additive for motor gasoline. As we have previously discussed, several states are implementing bans on the usage of MTBE at the beginning of 2004. These states accounted for approximately 45% of the demand for MTBE in 2002. Some producers of motor gasoline have already started to phase out the use of the additive. Given the reduced demand for MTBE, Enterprise has evaluated alternative uses for the facility. Based on this evaluation, we recorded a non-cash charge of $22.5 million in the third quarter of 2003 to reduce the book value of our investment in this facility.

        Distributable Cash Flow is reduced for sustaining capital expenditures, which for the third quarter of 2003 and the first nine months of 2003 includes approximately $5.9 million and $6.4 million, respectively, for a major project to reroute fourteen miles of 10-inch and 16-inch diameter pipeline on the Mid-America Pipeline system. This project is associated with the development of a dam and reservoir by the Bureau of Reclamation. The total cost of this non-routine project is expected to be approximately $10.4 million and should be completed in the fourth quarter of 2003.

        Gross operating margin represents operating income before depreciation, amortization, lease expense for which Enterprise does not have the payment obligation, general and administrative expenses, and gain or loss on sale of assets. Enterprise’s equity earnings from unconsolidated affiliates are included in gross operating margin. Pipeline volumes expressed in terms of BPDE are on an energy equivalent basis where 3.8 MMBtu of natural gas is equivalent to one barrel of NGLs. We have reconciled gross operating margin (a non-GAAP liquidity measure) to operating income.

        Several adjustments to net income are required to calculate Distributable Cash Flow. These adjustments include: (1) the addition of non-cash expenses such as depreciation and amortization expense; (2) the addition of expenses for which the partnership does not have the payment obligation; (3) the addition of actual cash distributions received from unconsolidated affiliates less the related equity in income from unconsolidated affiliates; (4) other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and (5) the subtraction of sustaining capital expenditures. Distributable cash flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures, debt reduction and cash distributions to the limited partners and general partner. We have reconciled Distributable Cash Flow (a non-GAAP liquidity measure) to cash flow from operating activities.

        EBITDA is defined as net income plus interest expense, provision for income taxes and depreciation and amortization amounts. Our measure of adjusted EBITDA excludes equity in income (loss) from unconsolidated affiliates but includes cash distributions from such investments. We have reconciled EBITDA (a non-GAAP liquidity measure) to cash flow from operating activities. For the three months and nine months ended September 30, 2003, EBITDA includes the non-cash impairment charge related to the octane enhancement production facility.

        Enterprise Products Partners L.P. is the second largest publicly traded midstream energy partnership with an enterprise value of approximately $7.0 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        Today, Enterprise will host a conference call to discuss third quarter earnings. The call will be broadcast live over the Internet at 9:30 a.m. Eastern Time and may be accessed by visiting the company’s website at

www.epplp.com. Participants should access the “Investor Information” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

        This press release contains various forward-looking statements and information that are based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for the Company’s products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by the Company’s facilities;
•	the failure of the Company’s credit risk management efforts to adequately protect it against customer non-payment;
•	the failure to successfully integrate new acquisitions; and
•	terrorist attacks aimed at the Company's facilities.

        The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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Enterprise Products Partners L.P.
Statement of Consolidated Operations - UNAUDITED
For the Three and Nine Months Ended September 30, 2003 and 2002
($ in 000s, except per unit amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue
Revenue from consolidated operations	$1,234,780	$943,313	$3,927,025	$2,391,624

Total Revenue	1,234,780	943,313	3,927,025	2,391,624

Costs and Expenses:
Operating costs and expenses	1,178,703	868,662	3,699,437	2,278,869
Selling, general and administrative	7,415	12,289	28,939	27,991

Total Costs and Expenses	1,186,118	880,951	3,728,376	2,306,860

Equity in income (loss) of unconsolidated affiliates	(18,040)	5,963	(16,647)	22,258

Operating Income	30,622	68,325	182,002	107,022
Other Income (Expense):
Interest expense	(32,559)	(30,690)	(107,750)	(68,235)
Dividend income from unconsolidated affiliates	156		4,551	2,196
Other, net	300	567	572	2,366

Total Other Income (Expense)	(32,103)	(30,123)	(102,627)	(63,673)

Income (loss) before provision for taxes
and minority interest	(1,481)	38,202	79,375	43,349
Provision for taxes	(1,023)	(2,056)	(4,628)	(2,056)

Income (loss) before minority interest	(2,504)	36,146	74,747	41,293
Minority interest	(757)	(1,296)	(4,398)	(1,326)

Net income (loss)	$(3,261)	$34,850	$70,349	$39,967

Allocation of Net Income (Loss )to:
Limited partners	$(8,273)	$32,076	$56,123	$33,299
General partner	$5,012	$2,774	$14,226	$6,668
Per Unit data (Fully Diluted):
Net income (loss) per unit	$(0.04)	$0.18	$0.28	$0.19
Average LP Units Outstanding (000s)	207,801	174,019	203,154	174,274
Other Financial data:
Operating activities cash inflow (outflow)	$95,536	$124,926	$228,569	$170,109
Investing activities cash inflow (outflow)	$(41,311)	$(1,245,776)	$(153,460)	$(1,677,431)
Financing activities cash inflow (outflow)	$(32,966)	$1,172,658	$(48,694)	$1,429,954
Distributable cash flow	$41,547	$60,618	$199,985	$136,472
Depreciation and amortization	$28,615	$27,558	$96,081	$62,907
Operating lease expense paid by EPCO	$2,273	$2,274	$6,820	$6,852
Distributions received from unconsolidated affiliates	$4,838	$11,001	$25,703	$40,114
Non-cash impairment loss in equity earnings
from unconsolidated affiliates	$(22,494)		$(22,494)
Non-cash income (loss) related to hedging
activities (mark-to-market valuations)	$2	$6,872	$25	$(12,830)
Sustaining capital expenditures	$9,436	$2,610	$14,958	$4,374
Total capital expenditures	$43,471	$20,203	$97,968	$46,958
Investments in and advances to (from)
unconsolidated affiliates	$4,356	$3,056	$29,414	$13,193
Total debt principal outstanding at end of period	$1,894,000	$2,527,000	$1,894,000	$2,527,000

Enterprise Products Partners L.P.
Operating Data - UNAUDITED
For the Three and Nine Months Ended September 30, 2003 and 2002

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Gross Operating Margin by Segment ($000s):
Pipelines	$66,589	$63,887	$210,490	$128,745
Fractionation	30,617	34,585	95,535	92,815
Processing	(6,884)	8,417	25,757	(26,141)
Octane enhancement (a)	(21,195)	1,155	(27,864)	7,038
Other	(593)	(870)	(2,463)	(2,095)

Total gross operating margin	$68,534	$107,174	$301,455	$200,362
Depreciation and amortization	28,259	24,292	83,761	58,491
Operating lease expense paid by EPCO	2,273	2,274	6,820	6,852
Loss (gain) on sale of assets	(35)	(6)	(67)	6
Selling, general and administrative expenses	7,415	12,289	28,939	27,991

Operating income	$30,622	$68,325	$182,002	$107,022

(a) Includes impairment charge of $22.5 million in the three months and nine months ended September 30, 2003.

Selected Volumetric Operating Data:

MBPD, net
NGL and petrochemical pipelines	1,400	1,353	1,366	1,375
NGL fractionation	233	247	223	233
Propylene fractionation	54	55	57	55
Isomerization	77	88	80	82
Equity NGL production	57	78	53	78
Octane enhancement	4	5	4	5

BBtus per day, net
Natural gas pipelines	1,058	1,250	1,042	1,254

Equivalent MBPD, net
NGL, petrochemical and natural gas pipelines	1,678	1,682	1,640	1,705

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures - Part I
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Reconciliation of Non-GAAP “Total Gross Operating Margin” to
GAAP “Operating Income”
Operating Income	$30,622	$68,325	$182,002	$107,022
Adjustments to derive Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	28,259	24,292	83,761	58,491
Retained lease expense, net, in operating costs and expenses	2,273	2,274	6,820	6,852
Loss (gain) on sale of assets in operating costs and expenses	(35)	(6)	(67)	6
Selling, general and administrative costs	7,415	12,289	28,939	27,991

Total Gross Operating Margin	$68,534	$107,174	$301,455	$200,362

Reconciliation of Non-GAAP “Adjusted Net Income” to
GAAP “Net Income (Loss)”
Net income (loss)	$(3,261)	$34,850	$70,349	$39,967
Adjustments to derive Adjusted Net Income:
Impairment charge related to BEF MTBE facility included
in equity earnings from unconsolidated affiliates	22,494		22,494

Adjusted Net Income	$19,233	$34,850	$92,843	$39,967

Reconciliation of Non-GAAP “Adjusted Fully Diluted Earnings Per Unit”
to GAAP “Fully Diluted Earnings Per Unit”
Fully Diluted Earnings Per Unit	$(0.04)	$0.18	$0.28	$0.19
Adjustments to derive Adjusted Fully Diluted Earnings Per Unit:
Impairment charge related to BEF MTBE facility included
in equity earnings from unconsolidated affiliates	0.11		0.11

Adjusted Fully Diluted Earnings Per Unit	$0.07	$0.18	$0.39	$0.19

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures - Part II
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and
GAAP “Operating Activities Cash Flows”
Net income (loss)	$(3,261)	$34,850	$70,349	$39,967
Adjustments to derive EBITDA:
Interest expense (including amortization component)	32,559	30,690	107,750	68,235
Provision for income taxes	1,023	2,056	4,628	2,056
Other depreciation and amortization	28,293	24,331	83,844	58,544

EBITDA	$58,614	$91,927	$266,571	$168,802
Reconciliation of “EBITDA” to “Operating Activities Cash Flows”:
Leases paid by EPCO, net (excluding minority interest portion)	2,250	2,248	6,752	6,782
Deferred income tax expense, net of provision for
current period income taxes	(2,305)	(1,527)	(446)	(1,527)
Changes in fair market value of financial instruments	(2)	(6,872)	(25)	12,830
Minority interest	1,234	1,296	2,930	1,326
Interest expense, net of amortization component	(32,237)	(27,463)	(95,513)	(63,872)
Equity in income (loss) of unconsolidated affiliates	18,040	(5,963)	16,647	(22,258)
Distributions received from unconsolidated affiliates	4,838	11,001	25,703	40,114
Net effect of changes in operating accounts	45,011	60,285	3,944	27,906
Loss (gain) on sale of assets	(35)	(6)	(67)	6
Other	128		2,073

Operating Activities Cash Flows	$95,536	$124,926	$228,569	$170,109

Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP
“Net Income (Loss)” and GAAP “Operating Activities Cash Flows”
Net income (loss)	$(3,261)	$34,850	$70,349	$39,967
Adjustments to derive Distributable Cash Flow:
Leases paid by EPCO, net (excluding minority interest portion)	2,250	2,248	6,752	6,782
Minority interest in leases paid by EPCO	23	26	68	70
Equity in loss (income) of unconsolidated affiliates	18,040	(5,963)	16,647	(22,258)
Distributions received from unconsolidated affiliates	4,838	11,001	25,703	40,114
Loss (gain) on sale of assets	(35)	(6)	(67)	6
Proceeds from sale of assets	69	6	177	18
Sustaining capital expenditures	(9,436)	(2,610)	(14,958)	(4,374)
Changes in fair market value of financial instruments	(2)	(6,872)	(25)	12,830
Amortization in interest expense	322	3,227	12,237	4,363
Other depreciation and amortization	28,293	24,331	83,844	58,544
Other	446	380	(742)	410

Distributable Cash Flow	41,547	60,618	199,985	136,472
Reconciliation of “Distributable Cash Flow” to
“Operating Activities Cash Flows”:
Sustaining capital expenditures	9,436	2,610	14,958	4,374
Deferred income tax expense	(1,282)	529	4,182	529
Proceeds from sale of assets	(69)	(6)	(177)	(18)
Minority interest in income (loss) not included in
calculation of Distributable Cash Flow	788	916	3,672	916
Minority interest of General Partner in Operating
Partnership’s allocation of leases paid by EPCO	(23)	(26)	(68)	(70)
Net effect of changes in operating accounts not already
included in calculation of Distributable Cash Flow	45,011	60,285	3,944	27,906
Other	128		2,073

Operating Activities Cash Flows	$95,536	$124,926	$228,569	$170,109